Exhibit 10.50

                          LINEAR TECHNOLOGY CORPORATION

                             ROBERT H. SWANSON, JR.

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Robert H. Swanson, Jr. Amended and Restated Employment Agreement (the "Agreement") is entered into as of October 18, 2005 (the "Effective Date") by and between Linear Technology Corporation (the "Company") and Robert H. Swanson, Jr. ("Executive").

     WHEREAS, Executive and the Company executed the Robert H. Swanson, Jr. Employment Agreement in January 2002 (the "Initial Employment Agreement");

     WHEREAS, Executive has since resigned from his employment as Chief Executive Officer of the Company, but at the request of the Board of Directors of the Company (the "Board") pursuant to Section 3(f) of the Initial Employment Agreement, has agreed to remain Executive Chairman of the Board; and

     WHEREAS, Executive and the Company desire to update the Initial Employment Agreement to reflect Executive's current role with the Company and to clarify certain provisions of the Initial Employment Agreement.

     NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

     1. Duties and Scope of Employment.

          (a) Positions; Agreement Commencement Date; Duties. Following the Effective Date, Executive shall continue to serve as Executive Chairman of the Board, reporting to the Board. The period of Executive's employment hereunder is referred to herein as the "Employment Term." During the Employment Term, Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Board.

          (b) Obligations. During the Employment Term, Executive shall devote his business efforts and time to the Company one to two days per week. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the approval of the Board that would result in a conflict of interest with the Company's business.

     2. At-Will Employment. Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment. Subject to the Company's obligation to provide severance benefits as specified


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herein,  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

     3. Compensation.

          (a) Base Salary. While employed by the Company, the Company shall pay the Executive as compensation for his services $405,000 (the "Base Salary"), divided by 365, and multiplied by each full day of service he performs as Executive Chairman of the Board. Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board for possible adjustments in light of Executive's performance and competitive data.

          (b) Bonuses. Executive shall be eligible to earn a bonus under the Company's 1996 Senior Executive Bonus Plan as specified by the Compensation Committee of the Board and will also be eligible to participate in the Key Employee Incentive Bonus Plan or any successor bonus plans to such plans (collectively, the "Bonus Plans"). Executive's target bonus (the "Target Bonus") for any six-month period will be his target bonus for the previous six-month period increased or decreased by the same percentage the total bonus pool for the Bonus Plans for the six-month period in question increased or decreased compared to the previous six-month period. By way of example only, if Executive's Target Bonus for the first six-month period of a particular year is $1,000,000 and the total bonus pool for the Bonus Plans for the second six-month period of such year increases by ten percent (10%) over the total bonus pool for the Bonus Plans for the first six-month period of such year, then Executive's Target Bonus for second six-month period would be $1,100,000. Executive's actual bonus for any particular period will equal the actual bonus to which he would have otherwise been entitled for such period divided by 365, and multiplied by each full day of service he performs for the Company as Executive Chairman of the Board during such period, or alternatively in such amount as the Board deems appropriate, but in no event more than 50% of the Target Bonus for any relevant period.

          (c) Benefits. During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior management to the full extent provided for under those plans, including health and other welfare plan participation, use of the Company airplane and pilot(s) as set forth in Section 3(d) hereof, office space and secretary, but excluding participation in any Company employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, and any Company 401(k) plan and any benefits and perquisites where continuing Executive's participation would be either (i) contrary to statute or regulation, or
     (ii) highly impractical.

          (d) Use of Company Airplane. During the Employment Term, Executive shall be permitted to use, for personal purposes, the Company airplane and pilot(s), for up to 35% of the available flight time in any year; provided, however, that such use shall be subject to the Company's reasonable policies and airplane usage requirements. Executive shall be fully grossed-up for any imputed taxable income recognized by virtue of such use so that the net effect to Executive is the same as if there was no imputed income.


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          (e) Stock Options and Restricted Stock.  Executive's stock options and restricted stock that were unvested as of the date Executive transitioned from Chief Executive Officer of the Company and Chairman of the Board to only Executive Chairman of the Board (the "Transition Date") shall continue to vest, subject to his continuing as Executive Chairman of the Board, at twice the rate as if he had continued as Chief Executive Officer. For example, if Executive has a stock option that is 25% unvested on the Transition Date and the option is scheduled to vest as to 1/12 of the unvested  shares  each  month  so as to be  100%  vested  on the  one  year
     anniversary  of  the  Transition   Date,  the  vesting  schedule  shall  be
     accelerated so that the option shall vest at to 1/12 of the unvested shares each half-month, so as to be 100% vested six months following the Transition Date.

          (f) Severance Prior to a Change of Control.

               (i) Voluntary Termination for Good Reason; Involuntary Termination Other Than for Cause. If, prior to a Change of Control (as defined herein), Executive's tenure as Executive Chairman of the Board, terminates due to (i) a voluntary termination for "Good Reason" (as defined herein) where the grounds for the Good Reason are not cured by the Company within thirty (30) days following receipt of written notice specifying the grounds from Executive, or (ii) an involuntary termination by the Company other than for "Cause" (as defined herein), then, subject to Executive executing and not revoking a standard form of mutual release of claims with the Company and not breaching the terms of Section 11 hereof, (i) all of Executive's
          Company stock options (together with other rights to purchase or receive Company common stock) and restricted stock (including restricted stock units and similar awards) shall immediately accelerate vesting as to 100% of the then unvested amount of such award, (ii) Executive shall receive continued payments of severance pay for twelve (12) months following the date of such termination at a rate equal to (A) Executive's annual Base Salary rate as in effect on the date of such termination, plus (B) two (2) times the average of his Target Bonus for the four (4) six-month bonus periods prior to the date of such termination (which amount related to the average Target Bonus will payable in equal installments over such twelve-month period), in each case, as if Executive had performed services as Executive Chairman of the Board on a full-time basis with no limitation on the amount of his actual compensation (e.g., Executive's bonus would not be limited to 50% of his Target Bonus for any particular period)), less applicable withholding and payable in accordance with the Company's standard payroll practices (the "Severance Payment"), (iii) the Company shall pay the group health and dental plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") for the lesser of (A) eighteen (18) months from the date of Executive's termination of employment, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive's new employer (the "COBRA Coverage").

     For purposes of this Agreement, "Cause" shall mean (i) an act of personal dishonesty taken by Executive in connection with his responsibilities hereunder and intended to result in substantial personal enrichment of Executive, (ii) Executive being convicted of, or plea of nolo contendere to, a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is


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injurious to the Company,  and (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Executive has not substantially performed his duties, continued violations by Executive of Executive's obligations to the Company which are demonstrably willful and deliberate on Executive's part.

     For purposes of this Agreement, "Good Reason" means, without Executive's express consent, (i) a material reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities (ii) a material reduction, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company; (iii) a reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including Target Bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); (v) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive's then present location; or (vi) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Executive; provided, however, that Executive agrees that Executive's transition from Chief Executive Officer and Chairman of the Board to Chairman pursuant to Section 3(f) of the Initial Employment Agreement and the related reductions in pay, responsibilities and the like did not constitute Good Reason.

     The Executive shall not be required to mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Executive may receive from any other source; provided, however, that if Executive receives severance benefits hereunder, he expressly waives the right to receive severance benefits under any other severance plan or policy of the Company.

          (ii) Voluntary Termination Other than for Good Reason; Involuntary Termination for Cause. Except as provided otherwise in Sections 3(f) hereof, in the event Executive terminates his employment voluntarily other than for Good Reason or is involuntarily terminated by the Company for Cause, then all vesting of Executive's stock options (together with other rights to purchase or receive Company common stock) and restricted stock (including restricted stock units and similar awards) shall terminate immediately and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).

     (g) Change of Control Benefits. In the event of a "Change of Control" (as defined herein), Executive shall receive the benefits specified in Section 3(f)(i) above (including 100% vesting acceleration); provided that the Severance Payment shall be payable in a lump-sum within five days following the Change of Control and the COBRA Coverage shall be extended to Executive upon any subsequent termination of his employment, whether or not for Cause or Good Reason. In the event Executive's tenure as Executive Chairman of the Board terminates following a Change of Control, for any or no reason, including pursuant to Sections 3(h) hereof, Executive shall not be entitled to any additional compensation (excepts as to amounts already earned and payments and benefits due pursuant to Section 3(f)).


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         For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events:

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

          (iii) The  consummation  of a merger or  consolidation  of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     (h) Voluntary Termination when Executive is 65 or Older. In the event that on or after his 65th birthday, Executive (i) voluntarily terminates as Executive Chairman of the Board, and, (ii) if he is then employed by the Company, voluntarily terminates such employment, then Executive shall receive the same benefits as if such voluntary termination was a voluntary termination for Good Reason, which will entitle him to severance benefits under Section 3(f)(i), and, if applicable, paid and provided as set forth in Section 3(g).

     4. Death or Total Disability of Executive.

          (a) Death. Upon Executive's death while Executive is an employee or consultant of the Company, then (i) employment hereunder shall automatically terminate, (ii) all of Executive's Company stock options
     (together with other rights to purchase or receive Company common stock) and restricted stock (including restricted stock units and similar awards) shall immediately accelerate vesting as to 50% of the then unvested amount of such award, and all subsequent vesting of Executive's stock options (together with other rights to purchase or receive Company common stock) and restricted stock (including restricted stock units and similar awards) shall terminate immediately, and (iii) all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned).

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          (b)  Disability.  Upon  Executive's  becoming  permanently and totally disabled (as defined in accordance with Internal Revenue Code Section 22(e)(3) or its successor provision) while Executive is an employee of the Company, then employment hereunder shall automatically terminate and all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned), and all vesting of Executive's stock options (together with other rights to purchase or receive Company common stock) and restricted stock (including restricted stock units and similar awards) shall terminate immediately.

     5. Golden Parachute Excise Tax Full Gross-Up. In the event that the benefits provided for in this Agreement or otherwise payable to Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall receive
(i) a payment from the Company sufficient to pay such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the
Company to Employee pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the Company's independent auditors who are primarily used by the Company immediately prior to the Change of Control (the "Accountants"). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

     6. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.


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     7. Notices. All notices,  requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

         If to the Company:         Linear Technology Corporation
                                    720 Sycamore Drive
                                    Milpitas, CA 95035
                                    Attn: General Counsel

         If to Executive:           Robert H. Swanson, Jr.
                                    at the last residential address
                                    known by the Company.


     8. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     9. Entire  Agreement.  This  Agreement,  the  Confidential  Information and
Invention Assignment Agreement previously entered into by and between the Company and Executive and the indemnification agreement previously entered into by and between the Company and Executive represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive's employment relationship with the Company.


     10. Dispute Resolution.

          (a) The parties shall first meet to settle any dispute through good faith negotiation or non-binding mediation. If not settled by good faith negotiation or non-binding mediation between the parties within 30 days from the date one party requests in writing to meet the other party, then to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be finally settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be confidential, final, conclusive and binding on the parties to the arbitration. Judgment may be entered under a protective order on the arbitrator's decision in any court having jurisdiction. The Company shall pay all costs of any mediation or arbitration; provided, however, that each party shall pay its own attorney and advisor fees.

          (b) The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

          (c)  Executive   understands  that  nothing  in  Section  10  modifies
     Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

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          (d) EXECUTIVE  HAS READ AND  UNDERSTANDS  SECTION 10, WHICH  DISCUSSES
     ARBITRATION.   EXECUTIVE   UNDERSTANDS  THAT  BY  SIGNING  THIS  AGREEMENT,
     EXECUTIVE AGREES, TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

     11. Covenants Not to Compete and Not to Solicit.

          (a) Covenant Not to Compete. In consideration for the benefits Executive is to receive herein Executive agrees that, until the end of the twelve month period following the date of his termination of employment with the Company for any reason or no reason, Executive will not directly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages or participates anywhere in the world in providing goods and services similar to those provided by the Company upon the date of Executive's termination of employment. Ownership of less than 3% of the outstanding voting stock of a corporation or other entity will not constitute a violation of this provision. The Company agrees not to unreasonably withhold consent from Executive to engage in any activity that is not competitive with the Company.

          (b) Covenant Not to Solicit. In consideration for the benefits Executive is to receive herein Executive agrees that he will not, at any time during the twelve month period following his termination date, directly or indirectly solicit any individuals to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

          (c) Representations. The parties intend that the covenants contained in Section 11(a) and (b) shall be construed as a series of separate covenants, one for each county, city and state (or analogous entity) and country of the world. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants, or portions thereof, to be enforced.

          (d) Reformation. In the event that the provisions of this Section 11 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

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          (e)  Reasonableness of Covenants.  Employee  represents that he (i) is familiar with the covenants not to compete and solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

     12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company's then existing Chief Executive Officer, subject to prior approval of the Board.

     13. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

     14. Governing Law. This Agreement shall be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

     15. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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

     IN WITNESS WHEREOF, the undersigned have executed this Agreement:

                                  LINEAR TECHNOLOGY CORPORATION


                                  /s/ Thomas Volpe
                                  ----------------------------------
                                  Thomas Volpe
                                  Chairman of the Audit Committee
                                  of the Board of Directors


                                  EXECUTIVE


                                  /s/ Robert H. Swanson, Jr.
                                  ---------------------------------
                                  Robert H. Swanson, Jr.

                                  Date: October 18, 2005


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